Exhibit 19.1
CUSTOM TRUCK ONE SOURCE, INC. INSIDER TRADING POLICY
(Effective April 1, 2021)
Federal and state laws prohibit trading in the securities of a company while in possession of material nonpublic information and providing material nonpublic information to others so that they can trade. Violating such laws can undermine investor trust, harm our reputation, and result in your dismissal or even serious criminal and civil charges against you and Custom Truck One Source, Inc. (together with its subsidiaries, the “Company”).
This Insider Trading Policy (this “Policy”) outlines your responsibilities to avoid insider trading and implements certain procedures to help you avoid even the appearance of insider trading.
I.Summary
Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of the Company. “Insider trading” can occur when any person purchases or sells a security while in possession of material nonpublic information relating to the security. Insider trading is a crime. The criminal penalties for violating insider trading laws include imprisonment and fines of up to $5 million for individuals and $25 million for corporations. Insider trading may also result in civil penalties, including disgorgement of profits and civil fines. Insider trading is also prohibited by this Policy, and violation of this Policy may result in Company-imposed sanctions, including removal or dismissal for cause.
This Policy applies to all officers, directors, and employees of the Company. As someone subject to this Policy, you are responsible for ensuring that members of your household (and individuals not residing in your household but whose transactions are subject to your influence or control) also comply with this Policy. This Policy also applies to any entities you control, including any corporations, partnerships, or trusts, and transactions by such entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account. The Company may determine that this Policy applies to additional persons with access to material nonpublic information, such as contractors or consultants. This Policy extends to all activities within and outside your Company duties. Every officer, director, and employee must review this Policy. Questions regarding the Policy should be directed to the Compliance Officer.
For purposes of this Policy, the “Compliance Officer” shall be the Company’s General Counsel; provided that if the General Counsel is unavailable or personally involved in the transaction at issue, the Compliance Officer shall be the Company’s Chief Financial Officer.
In all cases, as someone subject to this Policy, you bear full responsibility for ensuring your compliance with this Policy, and also for ensuring that members of your household (and individuals not residing in your household but whose transactions are subject to your

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influence or control) and entities under your influence or control are in compliance with this Policy.
Actions taken by the Company, the Compliance Officer, or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy.
II.Statement of Policies Prohibiting Insider Trading
No officer, director, or employee (or any other person designated as subject to this Policy) shall purchase or sell any type of security while in possession of material nonpublic information relating to the security or the issuer of such security, whether the issuer of such security is the Company or any other company.
These prohibitions do not apply to:
•Transactions Directly with the Company. Purchases of the Company’s securities from the Company or sales of the Company’s securities to the Company.
•Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to a Company stock option plan, or pursuant to an exercise of a tax withholding right under the plan, that, in each case, does not involve a market sale of the Company’s securities. The Policy does, however, apply to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale in order to generate the cash with which to exercise the option.
•Equity Awards. This Policy does not apply to the vesting of equity awards or the exercise of a tax withholding right pursuant to which a person elects to have the Company withhold shares to satisfy the tax withholding requirements upon vesting. This Policy does, however, apply to any market sales of share in connection with the vesting of equity awards.
•401(k) Plan. This Policy does not apply to purchases of the Company’s securities in a 401(k) plan resulting from periodic contribution of money to the plan pursuant to a payroll deduction election. The Policy does apply, however, to an election to increase or decrease periodic contributions, or an election to make an intra-plan transfer into or out of the Company stock fund, or an election to borrow money against one’s 401(k) account if it results in a liquidation of any of the Company’s securities.
•Bona Fide Gifts. Bona fide gifts of the Company’s securities.
•Transactions Pursuant to a “Rule 10b5-1 Plan.” Purchases or sales of the Company’s securities made pursuant to any binding contract, specific instruction

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or written plan entered into while the purchaser or seller, as applicable, was unaware of any material nonpublic information and which contract, instruction, or plan (i) meets all requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), (ii) was precleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial preclearance without such amendment or modification being precleared in advance pursuant to this Policy.
Also, all transactions in the Company’s securities by officers should only occur through a Rule 10b5-1 trading plan. See Section VI below.
No officer, director, or employee shall directly or indirectly communicate (or “tip”) material nonpublic information to anyone outside the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a “need-to-know” basis.
You may be held liable for tipping even if you receive no personal benefit from tipping and even if no close personal relationship exists between you and the third party receiving the information (“tippee”), and the tippee may also be held liable.
III.Explanation of Insider Trading
“Insider trading” refers to the purchase or sale of a security while in possession of material nonpublic information relating to the security.
“Securities” includes stocks, bonds, notes, debentures, options, warrants, and other convertible securities, as well as derivative instruments.
“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, and acquisitions and exercises of warrants or puts, calls, or other derivative securities.
A.What Facts Are Material?
The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt, or equity. Also, information that something is likely to happen in the future—or even just that it may happen— could be deemed material.

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Examples of material information include (but are not limited to):

•Projections or guidance regarding future earnings or losses;
•Changes to previously announced earnings guidance;
•Pending or proposed merger, acquisition, joint venture, sale or tender offer;
•Strategic alliances or licensing arrangements;
•Significant change in the Company’s prospects;
•Award or loss of a significant contract or customer or supplier relationship;
•Major changes in senior management or other key personnel;
•Change in dividend policy, stock split, or offerings of additional securities;
•Change in auditors, change in accounting methods or policies, or issues regarding financial statements;
•Financial liquidity issues;
•Significant cybersecurity risk (data breach) or incident;
•Significant change in pricing or discount policies;
•Bank borrowing or financial transaction out of the ordinary course of business;
•Significant legal exposure due to actual, pending or threatened litigation or governmental proceedings (or the favorable resolutions or development of legal proceedings);
•Changes in regulatory environment or regulatory actions; and
•Imposition or termination of an event-specific blackout on trading.
Questions regarding material information should be directed to the Compliance Officer. A good rule of thumb: When in doubt, do not trade.
B.What Is Nonpublic?
Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through newswire services such as Dow Jones, Reuters, Bloomberg, Business Wire, The Wall Street Journal, Associated Press, or United Press International; broadcasts on widely available radio or

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television programs; publication in a widely available newspaper, magazine, or news website; a Regulation FD-compliant conference call; or public disclosure documents filed with the US Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website.
The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow two full trading days following publication as a reasonable waiting period before such information is deemed to be public.
C.Penalties for Engaging in Insider Trading
Penalties for trading on or tipping material nonpublic information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:
•SEC administrative sanctions;
•securities industry self-regulatory organization sanctions;
•civil injunctions;
•damage awards to private plaintiffs;
•disgorgement of all profits;
•civil fines for the violator of up to three times the amount of profit gained or loss avoided;
•civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $1.425 million or three times the amount of profit gained or loss avoided by the violator;
•criminal fines for individual violators of up to $5 million ($25 million for an entity); and
•jail sentences of up to 20 years.
In addition, insider trading could result in serious sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt

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Organizations Act (“RICO”), may also be violated in connection with insider trading.

D.Size of Transaction and Reason for Transaction Do Not Matter
The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers or dealers are required by law to inform the SEC of any possible violations by people who may have material nonpublic information. The SEC aggressively investigates even small insider trading violations.
IV.Statement of Procedures to Prevent Insider Trading
The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading.
A.Blackout Periods
The period during which the Company prepares quarterly financial information is a sensitive time for insider trading purposes, as Company personnel may be more likely to possess, or be presumed to possess, material nonpublic information. To avoid the appearance of impropriety and assist Company personnel in planning transactions in the Company’s securities for appropriate times, no officer, director or key employee listed on Schedule I (as amended from time to time) shall purchase or sell any security of the Company during (i) the period beginning on the 15th calendar day of the last month of any fiscal quarter of the Company and ending upon completion of the second full trading day after the public release of earnings data for such fiscal quarter or (ii) any other trading suspension or event-specific blackout period declared by the Company (as discussed below), except for the exceptions described in Section II above.
From time to time, the Company, through the Board of Directors, the General Counsel or Chief Financial Officer, may recommend that officers, directors, employees, or others suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all those affected should not trade in the Company’s securities while the suspension is in effect.
When such event-specific blackout periods occur, those subject to it will be notified by the Company. The event-specific blackout period will not be announced to those not subject to it, and those subject to it or otherwise aware of it should not disclose it to others.
Even if the Company does not designate you as subject to an event-specific blackout period, or does not notify you of such designation, this does not relieve you of your obligation not to trade in the Company’s securities while possessing material nonpublic information. None of the Company, the Compliance Officer,

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or the Company’s other employees will have any liability for any decisions regarding event-specific blackout periods or delays or failures to notify individuals of event- specific blackout periods.

Exceptions to the blackout period policy may be approved only by the Compliance Officer or, in the case of exceptions for directors, the Board of Directors or Audit Committee of the Board of Directors.
B.Preclearance of All Trades by Officers, Directors and Certain Employees
To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions in the Company’s securities (including, without limitation, acquisitions and dispositions of Company stock, the exercise of stock options, elective transactions under 401(k) or deferred compensation plans, and the sale of Company stock issued upon exercise of stock options) by officers, directors, and certain key employees listed on Schedule II (as amended from time to time) (each, a “Preclearance Person”) must be precleared by the Compliance Officer, except for exempt transactions under Rule 10b5-1 Trading Plans as discussed in this Policy. Preclearance does not relieve you of your responsibility under SEC rules.
A request for preclearance should be in writing (including by e-mail), should be made at least two business days in advance of the proposed transaction, and should include the identity of the Preclearance Person, a description of the proposed transaction, the proposed date of the transaction, and the number of shares or other securities to be involved. In addition, the Preclearance Person must execute a certification (in the form approved by the Compliance Officer) that he or she is not aware of material nonpublic information about the Company. The Compliance Officer shall have sole discretion to decide whether to clear any contemplated transaction. All trades that are precleared must be effected within five business days of receipt of the preclearance, unless a specific exception has been granted by the Compliance Officer. A precleared trade (or any portion of a precleared trade) that has not been effected during the five business day period must be precleared again prior to execution. Notwithstanding receipt of preclearance, if the Preclearance Person becomes aware of material nonpublic information or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.
None of the Company, the Compliance Officer or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for preclearance submitted pursuant to this Section. Notwithstanding any preclearance of a transaction pursuant to this Section, none of the Company, the Compliance Officer, or the Company’s other employees assumes any liability for the legality or consequences of such transaction to the person engaging in such transaction.

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C.Post-Termination Transactions
With the exception of the preclearance requirement, this Policy continues to apply to transactions in the Company’s securities even after termination of service to the Company. If you are in possession of material nonpublic information when your service terminates, you may not trade in the Company’s securities until that information has become public or is no longer material.
D.Information Relating to the Company
1.Access to Information
Access to material nonpublic information about the Company, including the Company’s business, earnings, or prospects, should be limited to officers, directors, and employees of the Company on a “need-to-know” basis. In addition, such information should not be communicated to anyone outside the Company under any circumstances (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company on an other than “need-to-know” basis.
In communicating material nonpublic information to employees of the Company, all officers, directors, and employees must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.
2.Inquiries From Third Parties
Inquiries from third parties, such as industry analysts or members of the media, about the Company should be directed to an Authorized Spokesperson in the Investor Relations Department (as defined in the Company’s Regulation FD Policy).
V.Additional Prohibited Transactions
The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, officers, directors, and employees shall comply with the following policies with respect to certain transactions in the Company securities:
A.Short Sales
Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are

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prohibited by this Policy. In addition, as noted below, Section 16(c) of the 1934 Act absolutely prohibits Section 16 reporting persons from making short sales of the Company’s equity securities, i.e., sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale.

B.Publicly Traded Options or Warrants
A transaction in options or warrants is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that an officer, director, or employee is trading based on material nonpublic information. Transactions in options or warrants may also focus an officer’s, director’s, or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls, or other derivative securities involving the Company’s equity securities, on an exchange or in any other organized market, are prohibited by this Policy.
C.Hedging Transactions
Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an officer, director, or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. Such transactions allow the officer, director, or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the officer, director, or employee may no longer have the same objectives as the Company’s other stockholders. Therefore, such transactions involving the Company’s equity securities are prohibited by this Policy.
D.Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans
Purchasing on margin means borrowing from a brokerage firm, bank, or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of stock options under the Company’s equity plans). Margin purchases of the Company’s securities are prohibited by this Policy. Pledging the Company’s securities as collateral to secure loans is also prohibited. This prohibition means, among other things, that you cannot hold the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities).
E.Partnership Distributions
Nothing in this Policy is intended to limit the ability of a venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members, or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any

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distributions, based on all relevant facts and circumstances and applicable securities laws.
VI.Rule 10b5-1 Trading Plans
A.Rule 10b5-1 Trading Plans

The trading restrictions set forth herein do not apply to transactions under a previously established contract, plan, or instruction to trade in the Company’s securities in accordance with the terms of Rule 10b5-1 and all applicable state laws (a “Trading Plan”) that:
•has been submitted to and preapproved by the Compliance Officer, or such other person as the Board of Directors may designate from time to time (the “Authorizing Officer”), at least 30 days before the commencement of any transactions under the Trading Plan;
•you entered into in good faith at a time when you were not in possession of material nonpublic information about the Company; and
•either (i) specifies the amounts, prices, and dates of all security transactions under the Trading Plan, (ii) provides a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, or (iii) prohibits you from exercising any subsequent influence over the transactions.
You may adopt only one Trading Plan at a time. You may only amend or revoke a Trading Plan outside of quarterly trading blackout periods when you do not possess material nonpublic information. Any amendment or revocation of a Trading Plan must be preapproved by the Authorizing Officer at least 30 days before you trade under an amended or outside of a revoked Trading Plan, and at least 180 days before you establish a new Trading Plan.
The Company reserves the right to publicly announce, or respond to inquiries from the media regarding, the implementation of Trading Plans or the execution of transactions made under a Trading Plan. The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if the Authorizing Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.
Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the Authorizing Officer, or the Company’s other employees assume any liability for any delay in reviewing and/or refusing a Trading Plan submitted for approval nor the legality or consequences relating to a person entering into or trading under a Trading Plan.

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Trading Plans do not exempt you from complying with Section 16 short-swing profit rules or liability.
During an open trading window, trades differing from Trading Plan instructions that are already in place are allowed as long as the Trading Plan continues to be followed.

VII.Execution and Return of Certification of Compliance
After reading this Policy, all officers, directors, and employees should execute and return to the Compliance Officer the Certification of Compliance form attached hereto as “Attachment A.”
VIII.Interpretation and Enforcement
The Compliance Officer shall have the authority to interpret or update this Policy and all related policies and procedures (subject to the Board approving material revisions of the Policy). In particular, such interpretations or updates of the Policy as authorized by the Compliance Officer may include departures from the terms of this Policy, to the extent consistent with the general purpose of this Policy and applicable securities laws.

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Schedule I

Individuals Subject to Quarterly Trading Blackouts
Section 16 officer
Executive vice president

Regional vice president

Finance department

Investor relations department

Schedule II

Individuals Subject to Preclearance Requirement
Section 16 officer
Executive vice president

Regional vice president

Finance department

Investor relations department

Attachment A

Certification of Compliance
Return by [    ] [insert return deadline]

To:        , Compliance Officer From:
Re:    Insider Trading Policy of Custom Truck One Source, Inc.

I have received, reviewed, and understand the above-referenced Insider Trading Policy and undertake, as a condition to my present and continued employment (or, if I am not an employee, affiliation with) Custom Truck One Source, Inc., to comply fully with the policies and procedures contained therein.
I hereby certify, to the best of my knowledge, that during the calendar year ending December 31, 20[ ], I have complied fully with all policies and procedures set forth in the above-referenced Insider Trading Policy.

Signature    Date

Title

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